Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-69741 and 333-84447 of CNA Financial Corporation and subsidiaries on Forms S-3 and S-8, respectively, of our reports dated February 26, 2004 (which reports express unqualified opinions and include an explanatory paragraph concerning the adoption of a new accounting principle relating to a change in method of accounting for goodwill and indefinite-lived intangible assets in 2002), appearing in the Annual Report on Form 10-K of CNA Financial Corporation and subsidiaries for the year ended December 31, 2003.

Deloitte & Touche LLP
Chicago, Illinois
February 27, 2004